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                               LETTER OF AGREEMENT

           FIRST AMERICAN INVESTMENT FUNDS, INC. - INTERNATIONAL FUND

                                                                  March 28, 2007

Mr. David Warsoff
J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167

Dear Mr. Warsoff:

     J.P. Morgan Investment Management Inc. (the "Sub-Advisor") currently serves as sub-advisor to the International Fund (the "Fund"), a series of First American Investment Funds, Inc. (the "Corporation"), pursuant to an Investment Sub-Advisory Agreement between FAF Advisors, Inc. (the "Advisor") and the Sub-Advisor, dated December 9, 2004 (the "Agreement").

     Section 11 of the Agreement provides that the Agreement is terminable, without penalty, on 90 days' written notice by the Advisor, by the Corporation's Board, or by the Sub-Advisor. This section of the Agreement also provides that "the date of termination may be less than or more than 90 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor." As the Advisor and Sub-Advisor desire to allow for a notice period of not more than 60 days, the Advisor and Sub-Advisor hereby agree as follows:

     The Agreement is terminable, without penalty, on 60 days' written notice (the date of termination may be less than 60 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor) by the Advisor, by the Corporation's Board, by vote of a majority of the Fund's outstanding voting securities, or by the Sub-Advisor, and will immediately terminate upon termination of the Advisory Agreement.

     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning one of the enclosed copies hereof.

                                        Very truly yours,

                                        FAF ADVISORS, INC.


                                        By: /s/ Joseph M. Ulrey, III
                                            ------------------------------------
                                        Name: Joseph M. Ulrey, III
                                        Title: Chief Financial Officer


Accepted:

J.P. MORGAN INVESTMENT MANAGEMENT INC.


By: /s/ David Warsoff
    ----------------------------------
Name: David Warsoff
Title: Vice President